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                                                                   Exhibit 5(a)



                                                      January 21, 1998


Ascent Entertainment Group, Inc.
One Tabor Center
1200 Seventeenth Street
Denver, Colorado 80202

    Re: Registration Statement on Form S-4 (the "Registration Statement") Relating to Ascent Entertainment Group, Inc. Offer to Exchange $1,000 in Principal Amount at Maturity of its 11 7/8% Senior Secured Discount Notes Due 2004 which have been registered under the Securities Act (the "Exchange Senior Notes") for each $1,000 in Principal Amount at Maturity of its Outstanding 11 7/8%
         Senior Secured Discount Notes Due 2004 (the "Senior Notes").


Ladies and Gentlemen:

          In connection with the proposed exchange by Ascent
Entertainment Group, Inc., a Delaware corporation (the
"Company"), of the Ascent Exchange Senior Notes for the Ascent
Senior Notes, I am of the opinion that:

          1. The Exchange Senior Notes have been duly authorized, and, upon issuance and delivery therefor in the manner contemplated by the Indenture and Registration Rights Agreement, will be validly issued, fully paid and nonassessable and will be binding obligations of the Company.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(a) to the Registration Statement.

                              Very truly yours,

                              /s/ Arthur M. Aaron
                              ----------------------------------
                              Arthur M. Aaron
                              Vice President, Business & Legal
                              Affairs and Secretary